EXHIBIT 99.1
Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Susan Neath Francis
212-301-7182
sfrancis@w2ogroup.com

HALOZYME THERAPEUTICS PROVIDES AN UPDATE ON ANTICIPATED MILESTONES FOR 2015 AT THE 33RD ANNUAL J.P. MORGAN HEALTHCARE CONFERENCE

- Evaluating and advancing investigational PEGPH20 in two cancer settings associated with low survival -

SAN DIEGO, January 12, 2015 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today provided an update on anticipated 2015 corporate milestones.

“Our progress in 2014 has set the stage for a meaningful 2015, a year in which we plan to further elucidate the potential of our investigational new drug PEGPH20 in pancreatic and non-small cell lung cancer (NSCLC) and anticipate a continued ramp in royalty revenues from our collaborative products with partners who utilize our ENHANZE™ technology,” stated Dr. Helen Torley, President and Chief Executive Officer. “During the course of 2015, we anticipate expanding and accelerating our PEGPH20 clinical development efforts. In pancreatic cancer, our goal is to complete Study 202 enrollment and gain feedback from regulatory authorities on our plans to initiate a registration trial for PEGPH20 in pancreatic cancer patients whose tumors accumulate high levels of hyaluronan (HA). In NSCLC, in addition to completing enrollment in the Phase 1b portion of the PRIMAL trial and initiating Phase 2, we plan to initiate a trial to evaluate PEGPH20 in combination with a PD-1 inhibitor.”

“The ongoing launch of MabThera SC (rituximab), the continued sales ramp of Herceptin SC (trastuzumab) in Europe, and the recent U.S. commercialization of HYQVIA [(Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase)] continue to validate our proprietary ENHANZE™ technology. The growth in the number of approvals for ENHANZE™-based products and the recent launch successes continue to garner interest from potential partners.”

Proprietary Products (PEGPH20)
PEGPH20 is an investigational PEGylated form of Halozyme's proprietary recombinant human hyaluronidase under clinical development for the systemic treatment of tumors that accumulate HA.

PEGPH20 in Combination with gemcitabine and ABRAXANE® (Pancreatic Cancer Program)

•	Present Phase 1b (Study 201) results at ASCO-GI (poster scheduled for January 16, 2015).

•
Complete patient enrollment in the on-going Phase 2 multi-center, randomized clinical trial (Study 202) evaluating PEGPH20 as a first-line therapy for patients with stage IV metastatic pancreatic cancer, in the second half of 2015.

•
During the first half of 2015, we plan to meet with the regulatory authorities to discuss the current benefit: risk of PEGPH20 and our plans to initiate a registration study for PEGPH20 in metastatic pancreatic cancer.

•	Initiate patient enrollment and dosing for a registration trial in the fourth quarter of 2015 or the first quarter of 2016, pending regulatory feedback.

PEGPH20 in Combination with docetaxel (NSCLC Program)

•
Complete patient enrollment in the on-going global Phase 1b multi-center, randomized clinical trial (PRIMAL) evaluating PEGPH20 as a second-line therapy for patients with locally advanced or metastatic NSCLC in the third quarter of 2015, pending the number of dose escalation cohorts of PEGPH20.

◦	The Phase 1b study will include both a dose escalation and dose expansion phase evaluating two different schedules.

•	Initiate patient enrollment and dosing for the Phase 2 randomized portion of the clinical trial following the evaluation of the Phase 1b data.

PEGPH20 in Combination with a PD-1 Inhibitor

•
Initiate a Phase 1b open label multicenter, randomized clinical trial evaluating PEGPH20 as a second-line therapy for patients with locally advanced or metastatic NSCLC whose tumors accumulate high levels of HA, in the second half of 2015.

Collaboration Products
ENHANZE™ is Halozyme's proprietary drug delivery platform based on the Company's patented recombinant human hyaluronidase enzyme (rHuPH20). Throughout 2015, Halozyme intends to provide support for ongoing launch activities for Herceptin SC, MabThera SC and HYQVIA, as well as support the efforts of our collaborative partners to develop and apply ENHANZE technology to their respective targets.

2015 Financial Guidance
The Company ended 2014 with approximately $135 million in cash, cash equivalents and marketable securities (these results are unaudited) and does not anticipate the need for dilutive financing to fund operations. For the full year 2015, the Company expects:

•	Net revenues to be in the range of $85 million to $95 million.

•	Operating expenses to be in the range of $145 million to $155 million.

•	Net cash burn to be between $35 million and $45 million.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the dispersion and absorption of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including oncology, diabetes and dermatology that have significant unmet medical need today. The Company has partnerships with Roche, Pfizer, Janssen and Baxter. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
The statements above regarding our anticipated milestones and financial guidance for 2015, product development plans and goals, clinical trial expectations and results, anticipated regulatory approvals and partnered product plans and expectations are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: clinical trial enrollment issues and delays; clinical results; satisfaction of regulatory approval and other requirements; actions of regulatory bodies and other governmental authorities; actions taken by our collaborators including changes in their respective priorities and strategies; product quality or patient safety issues; changes in law and regulations; and other risks identified in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014 which is available on our website. Halozyme does not undertake to update its forward-looking statements.

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